UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 12, 2020

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii
(State or other jurisdiction of incorporation)

1001 Bishop Street, Suite 2900, Honolulu, Hawaii  96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
 (808) 543-5662

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Hawaiian Electric Industries, Inc.	Common Stock, Without Par Value	HE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On February 12, 2020, Hawaiian Electric Industries, Inc. (“HEI”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with ValueAct Spring Master Fund, L.P. and certain of its affiliates (collectively, “ValueAct”).

Pursuant to the Cooperation Agreement, HEI's Board of Directors (the “Board”) appointed Eva T. Zlotnicka to serve as a Class III member of the Board (with a term expiring at the HEI’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”)) and will include Ms. Zlotnicka on its slate for election at the 2020 Annual Meeting as a Class III member of the Board to serve a three-year term expiring at the 2023 annual meeting of shareholders (the “2023 Annual Meeting”). In addition, the Board appointed Ms. Zlotnicka as a member of the Compensation Committee. ValueAct agreed to vote all its shares of Common Stock at the 2020 Annual Meeting in favor of the Board’s recommended slate of directors and in accordance with the Board’s recommendation for all other company proposals.

In accordance with the Cooperation Agreement, Ms. Zlotnicka submitted an irrevocable letter of resignation that will become effective, subject to the Board’s acceptance of such resignation, in the event that: (i) ValueAct ceases to beneficially own at least 1.0% of the outstanding shares of HEI common stock (“Common Stock”), (ii) there is a judicial determination that ValueAct or Ms. Zlotnicka has materially breached any of the terms of the Cooperation Agreement, (iii) Ms. Zlotnicka’s employment with ValueAct ceases for any reason or (iv) ValueAct nominates one or more director candidates for election or appointment to the Board.

ValueAct also agreed to certain customary standstill provisions, effective until the first anniversary of the date of the Cooperation Agreement (the “Standstill Period”). During the Standstill Period, ValueAct will not, among other things, (i) submit any shareholder proposal or any notice of nomination or other business for consideration, or nominate any candidate for election or appointment to the Board; (ii) solicit any proxies or consents other than in support of the recommendations of the Board; or (iii) seek, propose, or make any statement with respect to any merger, business combination, sale, divestiture, spin-off or other extraordinary transaction involving HEI or any of its subsidiaries or their respective businesses, assets or securities.

The Cooperation Agreement will terminate upon the earliest of (i) the 2023 Annual Meeting, (ii) the election to terminate the Cooperation Agreement by the non-breaching party, if HEI or ValueAct materially breaches an obligation under the Agreement or (iii) mutual written agreement of HEI and ValueAct.

On February 12, 2020, HEI issued a press release announcing the matters described above. A copy of the press release is attached as Exhibit 99.1 hereto.

This summary does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

In connection with the Cooperation Agreement described in Item 1.01 hereof, effective February 12, 2020, the Board appointed Eva T. Zlotnicka to the Board as a Class III director. Ms. Zlotnicka’s term will expire at the 2020 Annual Meeting. If Ms. Zlotnicka is re-elected at the 2020 Annual Meeting, she will serve a three-year term expiring at the 2023 Annual Meeting. Additionally, Ms. Zlotnicka was appointed to the Compensation Committee of the Board.

Other than the Cooperation Agreement, HEI is not aware of any arrangements or understandings between Ms. Zlotnicka and any other persons pursuant to which she was selected as a director.

There are no transactions involving Ms. Zlotnicka that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Zlotnicka shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all of HEI's non-management directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
10.1	Cooperation Agreement, dated as of February 12, 2020, by and between Hawaiian Electric Industries, Inc. and ValueAct Spring Master Fund, L.P. and certain of its affiliates
99.1	Press Release, dated February 12, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)
/s/ Gregory C. Hazelton
Gregory C. Hazelton
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

Date: February 14, 2020

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